Exhibit 99.2

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG appoints William Schaupp as vice president and controller

PITTSBURGH, July 20, 2018 - PPG (NYSE:PPG) today announced the appointment of William E. Schaupp, currently assistant controller and acting controller, as vice president and corporate controller, effective July 19, 2018. Schaupp will have direct responsibility for PPG’s corporate controllership function, including corporate financial accounting and reporting, along with accounting policy and control. Schaupp will report directly to Vince Morales, PPG senior vice president and chief financial officer.

Schaupp joined PPG in 2008 as manager, financial reporting. He was promoted to director, financial reporting in 2011; to assistant controller, financial accounting/reporting in 2013; and to director, finance, fiber glass in 2015. Schaupp was appointed director, financial analysis, in 2016, and director, corporate audit services in 2017. Schaupp has served in his current role since April 2018. Prior to joining PPG, he worked for Mylan, Inc. in financial reporting and also for PricewaterhouseCoopers (PwC) as senior manager, audit and assurance services.

Schaupp is a certified public accountant and earned a bachelor of science degree in finance from Robert Morris University.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.7 billion in 2017. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.